Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated February 12, 2016, relating to the consolidated financial statements of Redwood Scientific Technologies, Inc. and subsidiaries as of December 31, 2014 and for the year then ended.   We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ EKS&H LLLP

Denver, Colorado

February 12, 2016